Exhibit 99.7

For Immediate Release

January 8, 2019

CANNAPHARMARX ANNOUNCES THE ACQUISITION OF ALTERNATIVE MEDICAL SOLUTIONS

Company Continues its Efforts to Re-Enter Cannabis Space

IRVINE, CA—[January 8, 2019]—Cannapharmarx, Inc. (OTC Pink Sheets: “CPMD”) announced today it has completed the acquisition of Alternative Medical Solutions, Inc., (“AMS”), an Ontario, Canada corporation. Under the terms of the agreement Hanover CPMD Acquisition Corp. (“HCAC”), a wholly-owned subsidiary of the Company, acquired all of the issued and outstanding securities of AMS for total consideration of CAD$12,710,000 consisting of cash, common stock, and a promissory note.

AMS is a late stage marijuana licensed producer applicant in Canada currently operating in the Pre-License Inspection and Licensing phase, which is Stage 5 of 6, with a fully approved license. Upon final construction of the AMS cultivation facility, Health Canada will inspect the facility and relevant operating procedures to ensure it meets the standards which have been approved in the application. Upon completion of the licensing stage, AMS should receive approval from Health Canada to begin cultivation of marijuana.

The purpose-built AMS property, acquired by the Company in this acquisition, includes 48,750 square feet of cultivation infrastructure contained within 6.7 acres of land in Hanover, Ontario Canada.

The facility's exterior is complete. However, construction of the modern interior has not yet commenced. The finished production facility will include twenty individual state of the art grow rooms that are expected to maintain an annual production capacity of 9,500 kilos of marijuana. Completion of the build out of the facility is expected to take an estimated 20 weeks. Together with the remaining equipment needed to complete this expansion management estimates the Company will require approximately CAD$12.2 million in additional financing. The Company currently does not have a firm commitment for this financing but is optimistic that it will be able to raise these funds.

The completed acquisition of AMS affords Cannapharmarx, Inc. a licensed producer platform to enter the robust on-trend global marijuana segment. In October 2018, Canada became the first G7 nation to legalize the recreational use of marijuana. The Company anticipates proactively seeking additional business opportunities with other companies operating in the legal cannabis sector in Canada and such other jurisdictions where the same has been deemed legal.

About Cannapharmarx, Inc.

The Company was originally incorporated in the State of Colorado in August 1998. In April 2010, the Company reincorporated. In October 2014, we changed our legal name to “CannaPharmaRx, Inc.”  At that time we became an early-stage pharmaceutical company whose purpose was to advance cannabinoid research and discovery using proprietary formulation and drug delivery technology then under development. In April 2016, we ceased operations. Until the acquisition of AMS discussed above, we were dormant.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Cannapharmarx, Inc. may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention Gary Herick via gherick@cannapharmarx.com

Telephone (720) 939-1133